Exhibit 23.1

Consent of Independent Registered Certified Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2011 Omnibus Incentive Plan (Amended and Restated June 9, 2016) of Walter Investment Management Corp. of our reports dated February 29, 2016, with respect to the consolidated financial statements and schedule of Walter Investment Management Corp. and subsidiaries, and the effectiveness of internal control over financial reporting of Walter Investment Management Corp. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tampa, Florida

August 12, 2016